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                                                                    EXHIBIT 99.0



                          WASHINGTON GAS LIGHT COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       TWELVE MONTHS ENDED MARCH 31, 1995
                                  (Unaudited)

                             (Dollars in Thousands)



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
FIXED CHARGES:

         Interest Expense................................................              $     30,896
         Amortization of Debt Premium, Discount and Expense..............                       358
         Interest Component of Rentals...................................                        20
                                                                                       ------------
                     Total Fixed Charges.................................              $     31,274
                                                                                       ============



EARNINGS:
         Net Income......................................................              $     56,413
         Add:
                     Income Taxes Applicable to Operating Income.........                    31,770
                     Income Tax Applicable to Other Income - Net.........                       681
                     Total Fixed Charges.................................                    31,274
                                                                                       ------------
         Total Earnings..................................................              $    120,138
                                                                                       ============
         Ratio of Earnings to Fixed Charges..............................                       3.8
                                                                                       ============
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